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                                                                       EXHIBIT 2


                                                                    NEWS RELEASE
       UNITED INNS, INC., 2300 CLARK TOWER, 5100 POPLAR AVE., MEMPHIS, TN 38137,
                                                                  (901) 767-2880

                                                             ONE OF THE NATION'S
                                                            LARGEST LICENSEES OF
                                                               HOLIDAY INN ROOMS



                              FOR IMMEDIATE RELEASE


NOVEMBER 1, 1994

       [UNITED INNS, INC. IS NEGOTIATING A POSSIBLE BUSINESS COMBINATION]


MEMPHIS, TENNESSEE - UNITED INNS, INC. (NYSE: UI) ANNOUNCED TODAY THAT IT HAS ENTERED INTO NEGOTIATIONS WITH A PARTY REGARDING A PROPOSED BUSINESS COMBINATION PURSUANT TO WHICH ITS SHAREHOLDERS WOULD BE OFFERED CASH FOR THEIR SHARES. THE PURPOSE OF THESE NEGOTIATIONS IS TO DETERMINE WHETHER THE PARTIES CAN AGREE TO A DEFINITIVE AGREEMENT, WHICH WOULD BE SUBJECT TO APPROVAL BY THE BOARD OF DIRECTORS OF UNITED INNS. THERE CAN BE NO ASSURANCE THAT A DEFINITIVE AGREEMENT CAN BE AGREED TO OR THAT THE BOARD OF DIRECTORS WOULD RECOMMEND APPROVAL OF A PROPOSED DEFINITIVE AGREEMENT OR THAT ALL THE CONDITIONS TO A PROPOSED BUSINESS COMBINATION CAN BE SATISFIED.

SMITH BARNEY INC., THE FINANCIAL ADVISOR TO THE COMPANY, WILL ASSIST THE COMPANY IN THE NEGOTIATIONS OF ANY DEFINITIVE AGREEMENT WHICH MIGHT BE PROPOSED TO THE BOARD OF DIRECTORS.

UNITED INNS OWNS, OPERATES AND MANAGES 26 FRANCHISED HOTELS UNDER HOLIDAY INN, HAMPTON INN, DAYS INNS, AND HOWARD JOHNSON'S NAMES WITH LOCATIONS IN SIX STATES.

COMPANY CONTACT:    AUGUSTUS B. RANDLE, III
                    UNITED INNS, INC.
                    (901) 767-2880